Exhibit 1.1

****************************************************************************

STATUTS COORDONNES à la date du 16 mai 2018

****************************************************************************

Article 1. Form - Corporate name
The Company’s legal name is ArcelorMittal and it is a public limited company (“société anonyme”).
Article 2. Duration
The Company is established for an unlimited period. It may be dissolved at any time by decision of the general meeting of shareholders taken in the same manner as for a change in the articles of association in accordance with article 19 below.
Article 3. Corporate purpose
The corporate purpose of the Company shall be the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licences, know-how and, more generally, intellectual and industrial property rights.
The Company may realise that corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.
In general, the Company's corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships, and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind.
It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies.
It may carry out any commercial, financial or industrial operation or transaction which it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.
Article 4. Registered office
The Company's registered office and principal office shall be established in Luxembourg City. The registered office may be transferred within the municipality of Luxembourg City by simple decision of the board of directors. It may be transferred to any other municipality in the Grand Duchy of Luxembourg by means of a resolution of the board of directors (in which case the board of directors shall have the power to amend the articles of association accordingly) or a resolution of an extraordinary general meeting of shareholders, adopted in the manner required for an amendment of these articles of association.
Branches or offices both in the Grand Duchy of Luxembourg and abroad may be set up by simple decision of the board of directors.
In the event that the board of directors determines that extraordinary political, economic or societal events have occurred or are imminent that may hinder the ordinary course activities of the Company at the registered office or the ease of communication either with that office or from that office to places abroad, it may temporarily transfer the registered office to a location abroad until the complete cessation of the abnormal circumstances; provided, however, that such temporary transfer shall have no effect on the nationality of the Company, which, despite the temporary transfer of its registered office, shall remain a Luxembourg company.
Article 5. Capital - Increase in capital
5.1. The issued share capital amounts to three hundred sixty four million two hundred ninety-eight thousand four hundred twenty two United States Dollars and fifty-six cents (USD 364,298,422.56). It is represented by one billion twenty-one million nine hundred three thousand six hundred twenty-three (1,021,903,623) ordinary shares fully paid up without nominal value.
5.2. The Company’s authorised share capital, including the issued share capital, shall amount to four hundred ten million five hundred twenty-five thousand six hundred fifty-six United States Dollars and fifty-six cents (USD 410,525,656.56 ) represented by one billion one hundred fifty-one million five hundred seventy-six thousand nine-hundred twenty-one (1,151,576,921) ordinary shares without nominal value.
5.3. The issued capital and the authorised capital of the Company may be increased or decreased by resolution of the general meeting of shareholders adopted in the forms and in accordance with the conditions laid down for amending the articles of association under article 19 of the present articles of association.
5.4. Subject to the provisions of the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time and in particular by the law of 10 August 2016 (hereinafter referred to as the “Law"), each shareholder shall have a preferential right of subscription in the event of the issue of new shares in return for contributions in cash. Such preferential right of subscription shall be proportional to the fraction of the capital represented by the shares held by each shareholder. The right to subscribe shares may be exercised within a period determined by the board of directors which, unless applicable law provides otherwise, may not be less than fourteen days from the publication of the offer in accordance with applicable law. The board of directors may decide (i) that shares corresponding to preferential subscription rights which remain unexercised at the end of the subscription period may be subscribed to by or placed with such person or persons as determined by the board of directors, or (ii) that such unexercised preferential rights may be exercised in priority in proportion to the capital represented by their shares, by the existing shareholders who already exercised their rights in full during the preferential subscription period. In each such case, the terms of the subscription by or placement with such person or the subscription terms of the existing shareholders shall be determined by the board of directors.
The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with article 19 of the present articles of association.
The preferential subscription right may also be limited or cancelled by the board of directors (i) in the event that the general meeting of shareholders delegates, under the conditions laid down in article 19 of the present articles of association and by amending the present articles of association, to the board of directors the power to issue shares and to limit or cancel the preferential subscription right for a period of no more than five years set by the general meeting, as well as (ii) pursuant to the authorization conferred by article 5.5 of the present articles of association.
5.5. The board of directors is authorised, during a period starting on the day of the general meeting of shareholders held on 10 May 2017 and ending on the fifth anniversary of the date of publication in the Luxembourg legal gazette (Recueil Electronique des Sociétés et Associations) of the minutes of such general meeting, without prejudice to any renewals, to increase the issued share capital on one or more occasions within the limits of the authorised share capital.
The board of directors is authorised to determine the conditions of any capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue premiums or retained earnings, with or without the issue of new shares, or following the issue and the exercise of subordinated or non-subordinated bonds, convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), or following the issue of bonds with warrants or other rights to subscribe for shares attached, or through the issue of stand-alone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares
The board of directors is authorised to set the subscription price, with or without issue premium, the date from which the shares or other financial instruments will carry beneficial rights and, if applicable, the duration, amortisation, other rights (including early repayment), interest rates, conversion rates and exchange rates of the aforesaid financial instruments as well as all the other conditions and terms of such financial instruments including as to their subscription, issue and payment, for which the board of directors may make use of Article 32-1 paragraph 3 of the Law.
The board of directors is authorised to limit or cancel the preferential subscription rights of existing shareholders.
The board of directors is authorised subject to performance criteria to allocate existing shares or new shares issued under the authorised share capital free of charge, to employees and corporate officers (including directors) of the Company and of companies of which at least 10 per cent of the capital or voting rights is directly or indirectly held by the Company.
The terms and conditions of such allocations are to be determined by the board of directors.
Decisions of the board of directors relating to the issue, pursuant to the authorisation conferred by this article 5.5, of any financial instruments carrying or potentially carrying a right to equity shall, by way of derogation from article 9 of the present articles of association, be taken by a majority of two-thirds of the members present or represented.
When the board of directors has implemented a complete or partial increase in capital as authorised by the foregoing provisions, article 5 of the present articles of association shall be amended to reflect that increase.
The board of directors is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares, bonds, subscription rights or other financial instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts of any such increase that are reserved for financial instruments which may carry an entitlement to shares.
5.6. The non-subscribed portion of the authorised capital may be drawn on by the exercise of conversion or subscription rights already conferred by the Company.
Article 6. Shares
6.0. (i) This article 6.0 shall apply until the Compulsory Conversion Date, and the board of directors is authorised and instructed to thereafter record the removal from the articles of association of this Article 6.0., of the words “As from the Effective Date” in article 6.1. and of the first sentence of the last paragraph of article 13.8. All references in these articles of association to shares issued in dematerialised form shall include shares converted from registered form to dematerialised form.
(ii) Until the Effective Date (as defined in 6.9. below) shares shall be issued solely in the form of registered shares.
(iii) Subject to paragraph (iv), the Company shall consider the person in whose name the shares are recorded in the register of shareholders to be the owner of those shares.
(iv) However, where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depositary of securities or any other depositary (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company - subject to its having received from the Depositary with whom those shares are kept in account a confirmation in proper form - will permit those persons to exercise the rights attaching to those shares, including admission to and voting at general meetings and shall consider those persons to be the owners of the shares for the purpose of article 7 of the present articles of association. The board of directors may determine the requirements with which such confirmations must comply.
(v) Notwithstanding the foregoing, the Company shall make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depositary or sub-depositary recorded in the register or in accordance with the Depositary or sub-despositary’s instructions, and that payment shall release the Company from any and all obligations for such payment.
(vi) Confirmations that an entry has been made in the register of shareholders will be provided to shareholders directly recorded in the register of shareholders or, in case of Depositaries or sub-depositaries recorded in the register, upon their request. Except for transfers in accordance with the rules and regulations of the relevant Depositary, the transfer of shares shall be made by a written declaration of transfer inscribed in the register of shareholders and dated and signed by the transferor and the transferee or by their duly-appointed agents. The Company may accept any other document, instrument, writing or correspondence as sufficient proof of the transfer.
6.1 As from the Effective Date, all the shares are solely issued in dematerialised form.
6.2 The shares shall be issued by means of their registration in an issuance account held at a settlement institution or a central account keeper as referred to by the law of 6 April 2013 on dematerialised securities, as amended or replaced (the “2013 Law”) or, subject to and in accordance with Regulation (EU) No 909/2014 of the European Parliament and of the Council of 23 July 2014 on improving securities settlement in the European Union and on central securities depositaries, as amended or replaced, at or on behalf of a central securities depositary (such settlement institution, central account keeper and central securities depositary, a “CSD”).
6.3. Transfers of shares shall be by book entry only.
6.4. In order to exercise their rights as shareholders, holders of shares will need to obtain a certificate in proper form from the institution where their securities account is held. Pursuant to the 2013 Law, the certificate must confirm the relevant account holder has certified that it holds the shares for its own account or on behalf of the holder of the rights to the shares pursuant to proper authority given by such holder. The Company shall consider the holder entitled to exercise the voting rights attached to the shares as the owner of the shares for the purpose of article 7 of the articles of association.
6.5. The Company may request the CSD to provide it with the name or corporate denomination, nationality, date of birth or date of incorporation and address of the holders of voting securities of the Company recorded in the books of the CSD as well as the number of such voting securities held by each of them and, where applicable, any restrictions such securities may be subject to. The CSD shall provide the Company with the identification data that it holds on each holder of such securities account in its books and the number of such voting securities held by each of them.
As used herein “voting securities” shall mean the shares of the Company as well as those securities which have, or may in the future confer, voting rights in the Company’s general meeting.
The same information on holders may be obtained by the Company through account keepers and any other person wherever located who hold a securities account with the CSD which is credited with such voting securities.
The Company may request the persons featured on the lists so provided to the Company to confirm that they hold those voting securities for their own account.
Where a person fails to communicate the information requested by the Company in accordance with this article 6.5 within two months as from the request, or communicates incomplete or erroneous information, the Company may suspend the voting rights of such person until it has fully complied with its obligations.
6.6. The Company shall make all dividend and other payments whether in cash, shares or other assets into the hands of the CSD or in accordance with the CSD’s instructions, and such payment shall release the Company from any further obligation for such payment.
6.7. Within the limits and conditions laid down by the Law, the Company may repurchase its own shares or cause them to be repurchased by its subsidiaries.
6.8. The shares of the Company are indivisible vis-à-vis the Company and the Company shall recognise only one legal owner per share. Owners per indivisum must be represented vis-à-vis the Company by a single person in order to be able to exercise their rights.
6.9. (i) The board of directors is authorised and empowered to give effect to the compulsory dematerialisation of the shares provided for (a) by these articles of association and (b) to determine the date from which new shares in the Company may only be issued in dematerialised form. The compulsory dematerialisation of the existing shares will be effective the later of (a) three months after the date of publication of the compulsory dematerialisation and of the identity of the CSD appointed by the board of directors and (b) the effective date determined by the board of directors (the “Effective Date”).
(ii) As from the Effective Date, shares held via book entry through Euroclear S.A. / N.V., Amsterdam Branch or any other securities settlement system may no longer be directly registered in the register of shareholders of the Company (the “Register”) and all such shares will be dematerialised and registered in the issuance account kept at the CSD.
(iii) In accordance with article 9 (2) of the 2013 Law, holders directly recorded in the Register shall provide the Company with the required data allowing their shares to be credited to their securities account, no later than the date which is two years after the Effective Date (the “Compulsory Conversion Date”). Upon each such conversion, the Register shall be updated.
(iv) Voting rights attached to shares which have not been dematerialised by the Compulsory Conversion Date shall thereafter be automatically suspended until their dematerialisation. Any distributions on such shares shall be held in escrow by the Company and, subject to prescription, shall be paid after such dematerialisation has occurred.
Such shares shall not be taken into account for the calculation of the quorum and of the majorities during the general meetings of shareholders and the holders of such shares shall not be admitted to such general meetings.
The shares of holders directly registered in the Register who have not requested the dematerialisation of such shares by the eighth anniversary of the Effective Date (or such later date prior to the tenth anniversary of the Effective Date as the board of directors may decide) may be sold by the Company in accordance with the 2013 Law with at least three months prior notice published in the same way as the convening notices for general meetings of shareholders.
(v) The board of directors is authorised and empowered to remove this article 6.9 from the articles of association as from the earlier of (a) the date when all shares have been converted into dematerialised shares and (b) the date when all shares which have not been duly dematerialised have been sold in accordance with paragraph (iv) above.
Article 7. Rights and obligations of shareholders
7.1. The provisions of articles 8 to 15 inclusive of the law of 11 January 2008 on transparency requirements on issuers of securities as amended from time to time (the "Transparency Law") and the implementing provisions under the related Grand Ducal and CSSF regulations (as the same may be amended, supplemented or replaced (together with the Transparency Law, the “Securities Regulations”)) and the sanction of suspension of voting rights set out therein shall also apply (a)

to any acquisition or disposal of shares resulting in a shareholding reaching, increasing above or decreasing below a threshold of two and one-half per cent (2.5%) of voting rights in the Company and (b) to any acquisition or disposal of shares resulting in a shareholding reaching, increasing above or decreasing below a threshold of three per cent (3%) of voting rights in the Company and (c), over and above three per cent (3%) of voting rights in the Company, to any acquisition or disposal of shares resulting in successive thresholds of one per cent (1%) of voting rights in the Company being reached or crossed (either through an increase or a decrease). Any reference in this article 7 to an acquisition, disposal or holding of shares shall be deemed to include a reference to the acquisition, disposal or holding of the financial instruments referred to by the Securities Regulations, and the voting rights attaching to shares held or controlled by a person shall be aggregated with the voting rights attaching to the shares underlying such financial instruments held by such person.
7.2 Any person who, taking into account articles 9 and 11(4) and (5) of the Transparency Law acquires shares resulting in possession of five per cent (5%) or more or a multiple of five percent (5%) or more of the voting rights in the Company must on pain of the suspension of voting rights in accordance with article 13.6 of the present articles of association within ten (10) Luxembourg Stock Exchange trading days following the date such threshold is reached or crossed by registered mail with return receipt requested, of such person’s intention (a) to acquire or dispose of shares in the Company within the next twelve (12) months, (b) to seek to obtain control over the Company or (c) to seek to appoint a member to the Company’s board of directors.
7.3 Any person under an obligation to notify the Company of the acquisition of shares conferring on that person, having regard to articles 9 and 11(4) and (5) of the Transparency Law, one quarter (25%) or more of the total voting rights in the Company, shall be obliged to make, or cause to be made, in each country where the Company's securities are admitted to trading on a regulated or other market and in each of the countries in which the Company has made a public offering of its shares, an unconditional public offer to acquire for cash all outstanding shares and securities giving access to shares, linked to the share capital or whose rights are dependent on the profits of the Company (hereafter, collectively, “securities linked to capital”), whether those securities were issued by the Company or by entities controlled or established by it or members of its group. Each of these public offers must be conducted in conformity and compliance with the legal and regulatory requirements applicable to public offers in each State concerned.
In any case, the price must be fair and equitable and, in order to guarantee equality of treatment of shareholders and holders of securities linked to capital of the Company, the said public offers must be made at or on the basis of an identical price, which must be justified by a report drawn up by a first rank financial institution nominated by the Company whose fees and costs must be advanced by the person subject to the obligation laid down in the first paragraph of this article 7.3.
This obligation to make an unconditional cash offer shall not apply (i) in case of transfers not involving a change in the person(s) ultimately controlling such voting rights or (ii) if the acquisition of the Company's shares by the person making such notification has received the prior assent of the Company's shareholders in the form of a resolution adopted in conformity with article 19 of the present articles of association at a general meeting of shareholders, including in particular in the event of a merger or a contribution in kind paid for by a share issue.
7.4. If the public offer as described in article 7.3 of the present articles of association has not been made within a period of two (2) months of notification to the Company of the increase in the holding giving entitlement to the percentage of voting rights referred to in paragraph 1 of article 7.3 of the present articles of association or of notification by the Company to the shareholder that such increase has taken place, or if the Company is informed that a competent authority in one of the countries in which the securities of the Company are admitted to trading (or in one of the countries in which the Company has made a public offering of its shares) has determined that the public offer was made contrary to the legal or regulatory requirements governing public offers applicable in that country, as from the expiry of the aforementioned period of two (2) months or from the date on which the Company received that information, the right to attend and vote at general meetings of shareholders and the right to receive dividends or other distributions may, in accordance with article 13.6. of the present articles of association be suspended in respect of the shares corresponding to the percentage of the shares held by the shareholder in question exceeding the threshold set in paragraph 1 of article 7.3 of the present articles of association as from which a public offer has to be made.
A shareholder who has exceeded the threshold set by paragraph 1 of article 7.3 of the present articles of association and requires a general meeting of shareholders to be called pursuant to article 70 of the Law, must, in order to be able to vote at that meeting, have made a definitive and irrevocable public offer as described in article 7.3 of the present articles of association before that meeting is held. Failing this, the right to vote attaching to the shares exceeding the threshold set by paragraph 1 of article 7.3 of the present articles of association may, in accordance with article 13.6. of the present articles of association, be suspended.
If, at the date on which the annual general meeting is held, a shareholder exceeds the threshold set by paragraph 1 of article 7.3 of the present articles of association, his or her voting rights may, in accordance with article 13.6. of the present articles of association, be suspended to the extent of the percentage exceeding the said threshold except where the shareholder in question undertakes in writing not to vote in respect of the shares exceeding the threshold or where the shareholder has definitively and irrevocably made the public offer required by article 7.3. of the present articles of association.
7.5. The provisions of article 7 shall not apply:
to the Company itself in respect of shares directly or indirectly held in treasury,
(ii)    to the CSD, acting as such, provided that said CSD may only exercise the voting right attached to such shares if they have received instructions from the owner of the shares, the provisions of this article 7 thereby applying to the owner of the shares,
(iii)    to any disposal and to any issue of shares by the Company in connection with a merger or a similar transaction or the acquisition by the Company of any other company or activity, to the acquisition of shares resulting from a public offer for the acquisition of all the shares in the Company and all of the securities linked to capital, to the acquisition or transfer of a participation remaining below ten per cent (10%) of total voting rights by a market maker acting in this capacity, provided that:
it is approved by its home Member State by virtue of directive 2004/39/CE; and
it neither interferes in the management of the Company nor exercises influence on the Company to acquire its shares or to maintain their price,
(vi)    to the acquisition of shares for the purpose of stabilisation as permitted by applicable law provided the voting rights attached to such shares are not exercised or otherwise used.
7.6. Voting rights are calculated on the basis of the entirety of the shares to which voting rights are attached even if the exercise of such voting rights is suspended.
Article 8. Board of directors
8.1. The Company shall be administered by a board of directors composed of at least three (3) members and of a maximum of eighteen (18) members; all of whom except the Chief Executive Officer (“administrateur-président de la direction générale”) shall be non-executive. None of the members of the board of directors, except for the Chief Executive Officer of the Company (“administrateur-président de la direction générale”), shall have an executive position or executive mandate with the Company or any entity controlled by the Company. The Chief Executive Officer (“administrateur-président de la direction générale”) is not a « directeur général » as referred to in Article 60-1 of the Law.
At least one-half of the board of directors shall be composed of independent members. A member of the board of directors shall be considered as “independent”, if (i) he or she is independent within the meaning of the Listed Company Manual of the New York Stock Exchange (the "Listed Company Manual"), as it may be amended, or any successor provision, subject to the exemptions available for foreign private issuers, and if (ii) he or she is unaffiliated with any shareholder owning or controlling more than two percent (2%) of the total issued share capital of the Company (for the purposes of this article, a person is deemed affiliated to a shareholder if he or she is an executive officer, or a director who is also employed by the shareholder, a general partner, a managing member, or a controlling shareholder of such shareholder).
8.2. The members of the board of directors do not have to be shareholders in the Company.
8.3. The members of the board of directors shall be elected by the shareholders at the annual general meeting or at any other general meeting of shareholders for a period terminating (except in the event of the replacement of a member of the board of directors during his or her mandate) at the third annual general meeting following the date of their appointment.
8.4. The Mittal Shareholder (as defined below) may, at its discretion, decide to exercise the right of proportional representation provided in the present article and nominate candidates for appointment as members of the board of directors (the “Mittal Shareholder Nominees”) as follows. Upon any exercise by the Mittal Shareholder of the right of proportional representation provided by this article, the general meeting of shareholders shall elect, among the Mittal Shareholder Nominees, a number of members of the board of directors determined by the Mittal Shareholder, such that the number of members of the board of directors so elected among the Mittal Shareholder Nominees, in addition to the number of members of the board of directors in office who were elected in the past among the Mittal Shareholder Nominees, shall not exceed the Proportional Representation. For the purposes of this article, the “Proportional Representation” shall mean the product of the total number of members of the board of directors after the proposed election(s) and the percentage of the total issued and outstanding share capital of the Company owned, directly or indirectly, by the Mittal Shareholder on the date of the general meeting of shareholders concerned, with such product rounded to the closest integral. When exercising the right of Proportional Representation granted to it pursuant to this article, the Mittal Shareholder shall specify the number of members of the board of directors that the general meeting of shareholders shall elect from among the Mittal Shareholder Nominees, as well as the identity of the Mittal Shareholder Nominees. For purposes of this article the "Mittal Shareholder" shall mean Mr Lakshmi N. Mittal, Mrs Usha Mittal or any of their heirs or successors acting directly or indirectly and/or the trust or trusts of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and/or their heirs or successors are the beneficiaries, hold or control ArcelorMittal shares or any other entity controlled, directly or indirectly, by either of them. The provisions of this article shall not in any way limit the rights that the Mittal Shareholder may additionally have to nominate and vote in favour of the election of any director in accordance with its general rights as a shareholder.
8.5. A member of the board of directors may be dismissed with or without cause and may be replaced at any time by the general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.
In the event that a vacancy arises on the board of directors following a member's death or resignation or for any other reason, the remaining members of the board of directors may, by a simple majority of the votes validly cast, elect a member of the board of directors so as temporarily to fulfil the duties attaching to the vacant post until the next general meeting of shareholders in accordance with the aforementioned provisions relating to the composition of the board of directors.
8.6. Except for a meeting of the board of directors convened to elect a member to fill a vacancy as provided in the second paragraph of article 8.5, or to convene a general meeting of shareholders to deliberate over the election of Mittal Shareholder Nominees, and except in the event of a grave and imminent danger requiring an urgent board of directors' decision, which shall be approved by the directors elected from among the Mittal Shareholder Nominees, the board of directors of the Company will not be deemed to be validly constituted and will not be authorized to meet until the general meeting of shareholders has elected from among the Mittal Shareholder Nominees the number of members of the board of directors required under article 8.4.
8.7. In addition to the directors’ fees determined in accordance with article 17 below, the general meeting may grant members of the board of directors a fixed amount of compensation and attendance fees, and upon the proposal of the board of directors, allow the reimbursement of the expenses incurred by members of the board of directors in order to attend the meetings, to be imputed to the charges.
The board of directors shall in addition be authorised to compensate members of the board of directors for specific missions or functions
8.8. The Company will indemnify, to the broadest extent permitted by Luxembourg law, any member of the board of directors or member of the management board (which shall not constitute a comité de direction pursuant to Article 60-1 of the Law), as well as any former member of the board of directors or member of the management board, for any costs, fees and expenses reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he or she may be made a party by virtue of his or her former or current role as member of the board of directors or member of the management board of the Company.
Notwithstanding the foregoing, a former or current member of the board of directors or member of the management board will not be indemnified if he or she is found guilty of gross negligence, fraud, fraudulent inducement, dishonesty or of the commission of a criminal offence or if it is ultimately determined that he or she has not acted honestly and in good faith and with the reasonable belief that his or her actions were in the Company’s best interests.
The aforementioned indemnification right shall not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative.
The provisions above shall inure to the benefit of the heirs and successors of the former or current member of the board of directors or member of the management board without prejudice to any other indemnification rights that he or she may otherwise claim.

Subject to any procedures that may be implemented by the board of directors in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this article 8.8 may be advanced by the Company, provided that the concerned former or current member of the board of directors or member of the management board delivers a written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he or she is not entitled to indemnification under this article 8.8.
Article 9. Procedures for meetings of the Board of Directors
The board of directors shall choose from amongst its members a chairman of the board of directors (the “Chairman of the board of directors”) (Président du conseil d’administration) and, if considered appropriate, a president (the “President”) (Président) and one or several vice-chairmen and shall determine the period of their office, not exceeding their appointment as director.
The board of directors shall meet, when convened by the Chairman of the board of directors or the President, or a vice-chairman, or two (2) members of the board of directors, at the place indicated in the notice of meeting.
The meetings of the board of directors shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President, and of the vice-chairmen, the board of directors shall appoint by a majority vote a chairman pro tempore for the meeting in question.
A written notice of meeting shall be sent to all members of the board of directors for every meeting of the board of directors at least five (5) days before the date scheduled for the meeting, except in case of urgency, in which case the nature of the emergency shall be specified in the notice of meeting. Notice of meeting shall be given by letter or by fax or by electronic mail or by any other means of communication guaranteeing the authenticity of the document and the identification of the person who is the author of the document. Notice of meeting may be waived by the consent of each member of the board of directors given in the same manner as that required for a notice of meeting. A special notice of meeting shall not be required for meetings of the board of directors held on the dates and at the times and places determined in a resolution adopted beforehand by the board of directors.
For any meeting of the board of directors, each member of the board of directors may designate another member of the board of directors to represent him and vote in his or her name and place, provided that a given member of the board of directors may not represent more than one of his or her colleagues. The representative shall be designated in the same manner as is required for notices of meeting. The mandate shall be valid for one meeting only and, where appropriate, for every further meeting as far as there is the same agenda.
The board of directors may deliberate and act validly only if the majority of the members of the board of directors are present or represented. Decisions shall be taken by a simple majority of the votes validly cast by the members of the board of directors present or represented. None of the members of the board of directors, including the Chairman of the board of directors, the President and vice-chairmen, has a casting vote.
A member of the board of directors may take part in and be regarded as being present at a meeting of the board of directors by telephone conference or by any other means of telecommunication which enable all the persons taking part in the meeting to hear each other and speak to each other.
If all the members of the board of directors agree as to the decisions to be taken, the decisions in question may also be taken in writing without any need for the members of the board of directors to meet. To this end, the members of the board of directors may express their agreement in writing, including by fax or by any other means of communication guaranteeing the authenticity of the document and the identification of the member of the board of directors who wrote the document. The consent may be given on separate documents which together constitute the minutes of such decisions.
Any director who has, directly or indirectly, a financial interest in a transaction submitted to the approval of the board of directors which conflicts with the Company's interest, must inform the board of directors of such conflict of interest and must have his or her declaration recorded in the minutes of the meeting of the board of directors. The relevant director may not take part in the discussions on and may not vote on the relevant transaction and he or she shall not be counted for the purposes of whether the quorum is present, in which case the board of directors may validly deliberate if at least the majority of the non-conflicted directors are present or represented. Any such conflict of interest must be reported to the next general meeting of shareholders prior to taking any resolution on any other item. This paragraph shall not be applicable to ordinary business operations entered into under normal conditions.
Article 10. Minutes of meetings of the board of directors
The minutes of meetings of the board of directors shall be signed by the person who chaired the meeting and by those members of the board of directors taking part in the meeting and who request to sign such minutes.
Copies or excerpts of minutes intended for use in judicial proceedings or otherwise shall be signed by the Chairman of the board of directors or the President or a vice-chairman.
Article 11. Powers of the board of directors
11.1. The board of directors shall have the most extensive powers to administer and manage the Company. All powers not expressly reserved to the general meeting by the Law or the present articles of association shall be within the competence of the board of directors.
11.2. The board of directors may decide to set up committees to consider matters submitted to them by the board of directors, including an audit committee and an appointments, remuneration and corporate governance committee. The audit committee shall be composed solely of independent members of the board of directors, as defined in article 8.1.
11.3. The board of directors may delegate the day-to-day management of the Company's business and the power to represent the Company with respect thereto to one or more executive officers (directeurs généraux) (who shall not qualify as “directeur general” under Article 60-1 of the Law), executives (directeurs) or other agents, who may together constitute a management board (direction générale) (which shall not constitute a comité de direction pursuant to Article 60-1 of the Law) deliberating in conformity with rules determined by the board of directors. The board of directors may also delegate special powers to any person and confer special mandates on any person.
Article 12. Authorised signatures
The Company shall be bound by the joint or individual signature of all persons to whom such power of signature shall have been delegated by the board of directors.
Article 13. Shareholders' meetings - General
13.1 Any duly constituted general meeting of the Company's shareholders shall represent all the shareholders in the Company. It shall have the widest powers to order, implement or ratify all acts connected with the Company's operations.
13.2. General meetings shall be convened at least 30 days before the meeting date. If the general meeting is reconvened for lack of quorum, the convening notice for the reconvened meeting shall be published at least 17 days before the meeting date.
13.3 The record date for general meetings shall be the 14th day at midnight (24:00 hours) (Luxembourg time) before the date of the general meeting (the “Record Date”). Shareholders shall notify the Company of their intention to participate in the general meeting in writing by post or electronic means at the postal or electronic address indicated in the convening notice, no later than the day determined by the board of directors, which may not be earlier than the Record Date, indicated in the convening notice.
13.4 The documents required to be submitted to the shareholders in connection with a general meeting shall be posted on the Company’s corporate website from the date of first publication of the general meeting convening notice in accordance with Luxembourg law.
13.5 General meetings of shareholders shall be chaired by the Chairman of the board of directors or the President or, in their absence, by a vice-chairman. In the absence of the Chairman of the board of directors, of the President and of the vice-chairmen, the general meeting of shareholders shall be presided over by the most senior member of the board of directors present .
13.6 Each share shall be entitled to one vote provided that the board of directors may suspend the right to vote of any shareholder who does not fulfill its obligations under the present articles of association. Each shareholder may have himself represented at any general meeting of shareholders by giving a proxy in writing and notifying such appointment by post or by electronic means at the postal or electronic address indicated in the convening notice.
13.7 Except where law or the articles of association provide otherwise, resolutions shall be adopted at general meetings by a simple majority of the votes validly cast by the shareholders present or represented.
13.8 When organising a general meeting, the board of directors may in its sole discretion decide to set up arrangements allowing shareholders to participate by electronic means in a general meeting by way inter alia of the following forms of participation: (i) real time transmission of the general meeting; (ii) real time two-way communication enabling shareholders to address the general meeting from a remote location; or (iii) a mechanism for casting votes, whether before or during the general meeting, without the need to appoint a proxyholder physically present at the meeting.
The board of directors may also determine that shareholders may vote from a remote location by correspondence, by means of a form provided by the Company including the following information:
-     the name, address and any other pertinent information concerning the shareholder,
-     the number of votes the shareholder wishes to cast, the direction of his or her vote, or his or her abstention,
-     the agenda of the meeting including the draft resolutions,
-     at the discretion of the Company, the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder's submission of the form provided by the Company,
-     the period within which the form and the confirmation referred to below must be received by or on behalf of the Company, and
-     the signature of the shareholder.
A shareholder using a voting form and who is not directly recorded in the register of shareholders must annex to the voting form a confirmation of his shareholding as of the Record Date as provided by article 6.4. Once the voting forms are submitted to the Company, they can neither be retrieved nor cancelled, except that in case a shareholder has included a proxy to vote in the circumstances envisaged in the fourth indent above, the shareholder may cancel such proxy or give new voting instructions with regard to the relevant items by written notice as described in the convening notice, before the date specified in the voting form.
13.9 Any shareholder who participates in a general meeting of the Company by the foregoing means shall be deemed to be present, shall be counted when determining a quorum and shall be entitled to vote on all agenda items of the general meeting.
13.10 The board of directors may adopt any regulations and rules concerning the participation of shareholders at general meetings in accordance with Luxembourg law including with respect to ensuring the identification of shareholders and proxyholders and the safety of electronic communications.
13.11 In the event that all the shareholders are present or represented at a general meeting of shareholders and declare that they have been informed of the agenda of the general meeting, the general meeting may be held without prior notice of meeting or publication. Holders of bonds, debt securities, warrants and other securities and instruments of any kind issued by the Company other than shares do not have the right to attend to shareholders’ meetings.
Article 14. Annual general meeting of shareholders
14.1 The annual general meeting of shareholders shall be held in accordance with Luxembourg law within six (6) months from the end of the previous financial year at the Company's registered office or at any other place in the Grand-Duchy of Luxembourg, as finally determined by the board of directors and indicated in the convening notice.
14.2 Following the approval of the annual accounts and consolidated accounts, the general meeting shall decide by special vote on the discharge of the liability of the members of the board of directors.
14.3 General meetings of shareholders other than the annual general meeting may be held on the dates, at the time and at the place indicated in the notice of meeting.
Article 15. Independent Auditors
The annual accounts and consolidated accounts shall be audited, and the consistency of the management report with those accounts verified, by one or more independent auditors (“réviseurs d'entreprises agréés”) appointed by the general meeting of shareholders for a period not exceeding three (3) years.
The independent auditor(s) may be re-elected.
They shall record the result of their audit in the reports required by law.
Article 16. Financial year
The Company's financial year shall commence on 1 January each year and end on 31 December the same year.
Article 17. Allocation of profits
Five per cent (5%) of the Company's net annual profits shall be allocated to the reserve required by the Law. This allocation shall cease to be mandatory when that reserve reaches ten per cent (10%) of the subscribed capital. It shall become mandatory once again when the reserve falls below that percentage.

The remainder of the net profit shall be allocated as follows by the general meeting of shareholders upon the proposal of the board of directors:
a global amount shall be allocated to the board of directors by way of directors' fees (“tantièmes”). This amount may not be less than one million one hundred eighty-eight thousand three hundred US Dollars (USD 1,188,300). In the event that the profits are insufficient, the amount of one million one hundred eighty-eight thousand three hundred US Dollars shall be imputed in whole or in part to the charges. The distribution of this amount as amongst the members of the board of directors shall be effected in accordance with the board of directors' rules of procedure;
the balance shall be distributed as dividends to the shareholders or placed in the reserves or carried forward.
Where, upon the conversion of convertible or exchangeable securities into shares in the Company, the Company proceeds to issue new shares or to attribute shares of its own, those shares shall not take part in the distribution of dividends for the financial year preceding the conversion or exchange, unless the issue conditions of the convertible or exchangeable securities provide otherwise.
Interim dividends may be distributed under the conditions laid down by the Law by decision of the board of directors.
No interest shall be paid on dividends declared but not paid which are held by the Company on behalf of shareholders.
Article 18. Dissolution and liquidation
In the event of a dissolution of the Company, liquidation shall be carried out by one or more liquidators, who may be natural or legal persons, appointed by the general meeting of shareholders, which shall determine their powers and remuneration.
Article 19. Amendment of the articles of association
The present articles of association may be amended from time to time as considered appropriate by a general meeting of shareholders subject to the requirements as to quorum and voting laid down by the Law.
By exception to the preceding paragraph, articles 8.1, 8.4, 8.5, 8.6 and 11.2 as well as the provision of this article 19 may only be amended by a general meeting of shareholders disposing of a majority of votes representing two-thirds of the voting rights attached to the shares in the Company.
Article 20. Applicable law and jurisdiction
For all matters not governed by the present articles of association, the parties refer to the provisions of the Law.
All disputes which may arise during the duration of the Company or upon its liquidation between shareholders, between shareholders and the Company, between shareholders and members of the board of directors or liquidators, between members of the board of directors and liquidators, between members of the board of directors or between liquidators of the Company on account of company matters shall be subject to the jurisdiction of the competent courts of the registered office. To this end, any shareholder, member of the board of directors or liquidator shall be bound to have an address for service in the district of the court for the registered office and all summonses or service shall be duly made to that address for service, regardless of their actual domicile; if no address for service is given, summonses or service shall be validly made at the Company's registered office.
The foregoing provisions do not affect the Company's right to bring proceedings against the shareholders, members of the board of directors or liquidators of the Company in any other court having jurisdiction on some other ground and to carry out any summonses or service by other means apt to enable the defendant to defend itself.